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                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

                  Stephen P. Scibelli, Jr. and James W. Klingler certify that:

                  1. They are the President and the Secretary, respectively, of Wilshire Technologies, Inc., a California corporation.

                  2. Article III of the Articles of Incorporation of this corporation is amended to read as follows:

                                     " III.

                           The total number of shares of stock which the Corporation has authority to issue is 52,000,000 shares, consisting of:

                           (1) 2,000,000 shares of undesignated preferred stock (the "Undesignated Preferred"); and

                           (2) 50,000,000 shares of common stock (the "Common Stock").

                             UNDESIGNATED PREFERRED

                           The Undesignated Preferred may be issued from time to time in such manner of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Undesignated Preferred and to fix the number of shares of any series of Undesignated Preferred and the designation of any such series of Undesignated Preferred. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. The authority of the Board of Directors with respect to each series of Undesignated Preferred shall include, but not be limited to, the determination of the following:

                                    (a) Dividends. The dividends to be paid on
         the shares of such series, the conditions on and the times at which such dividends shall be paid, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, with respect to the payment of dividends on the shares of such series;


                                   EXHIBIT 3(i)(b)

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                                    (b) Voting Rights. Whether the shares of
         such series shall have full, limited or no voting rights (other than the voting rights provided by law) and, if so, the terms of such voting rights.

                                    (c) Convertibility. Whether the shares of
         such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other series or class and, if so, the terms and conditions of such conversion or exchange, including the price or prices or rate or rates of exchange and the adjustments thereto;

                                    (d) Rights on Dissolution. The rights of the
         shares of such series in the event of the voluntary or involuntary liquidation, dissolution or distribution of the assets of the corporation if any; and

                                    (e) Other Rights. Any other rights,
         preferences, privileges or restrictions of the shares of such series."

                  3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

                  4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902, Corporations Code. The total number of outstanding shares of the corporation is 12,931,885. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE:  May 28, 1996                    /s/ Stephen P. Scibelli, Jr.
                                       ------------------------------
                                       Stephen P. Scibelli, Jr.
                                       President


                                       /s/ James W. Klingler
                                       ------------------------------
                                       James W. Klingler
                                       Secretary